Exhibit 10.6

Execution Version

AMENDED AND RESTATED

GAS GATHERING AGREEMENT

consisting of the

AGREEMENT TERMS AND CONDITIONS RELATING TO

GAS GATHERING SERVICES

taken together with the applicable

AGREEMENT ADDENDUM

now or in the future effective

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Amended and Restated

Gas Gathering Agreement

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Amended and Restated

Gas Gathering Agreement

EXHIBITS

EXHIBIT A	OPERATING TERMS AND CONDITIONS
EXHIBIT B	SERVICE AREA
EXHIBIT C	PRODUCER’S ADDRESSES FOR NOTICE PURPOSES
EXHIBIT D	MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION
EXHIBIT E	INSURANCE
EXHIBIT F	RESERVED
EXHIBIT G	DOWNTIME FEE REDUCTION
EXHIBIT H	OPERATING PRESSURE FEE REDUCTION

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Amended and Restated

Gas Gathering Agreement

AGREEMENT ADDENDA

AS OF OCTOBER 9, 2015

ADDENDUM 01	Noble Energy, Inc., Noble Midstream Services, LLC and Colorado River DevCo LP, regarding the Wells Ranch integrated development area.

ADDENDUM 02	Reserved

ADDENDUM 03	Noble Energy, Inc., Noble Midstream Services, LLC and Green River DevCo LP, regarding the Mustang integrated development plan area.

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Amended and Restated

Gas Gathering Agreement

AGREEMENT TERMS AND CONDITIONS RELATING TO

GAS GATHERING SERVICES

These AGREEMENT TERMS AND CONDITIONS RELATING TO GAS GATHERING SERVICES (these “Agreement Terms and Conditions”) shall be effective with respect to each signatory of each Agreement Addendum as of the Effective Date specified in the applicable Agreement Addendum. These Agreement Terms and Conditions were last updated as of October 9, 2015. These Agreement Terms and Conditions taken together with the applicable Agreement Addendum shall constitute one Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.

Recitals:

A.	Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Service Area that require services related to the gathering of hydrocarbons.

B.	Producer wishes to obtain such gathering services from one or more companies on consistent terms and conditions throughout the Service Area, and Producer recognizes that certain terms of service vary based on location or other factors.

C.	These Agreement Terms and Conditions shall apply to the services provided by each Midstream Co that executes and delivers an Agreement Addendum, except to the extent of any deviation expressly set forth in such Agreement Addendum.

D.	Producer desires to dedicate certain Gas attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Service Area to the System.

E.	Each Midstream Co that executes and delivers an Agreement Addendum owns and operates an Individual System, which gathers Gas from certain oil and gas leases and other interests. OpCo, owns, directly or indirectly, the Controlling equity interests in each Midstream Co and shall assist all of the Midstream Cos to, collectively, provide all of the Services required by Producer hereunder.

Agreements:

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, OpCo, Midstream Co and Producer hereby agree as follows:

Article 1

Definitions

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Additional/Accelerated Well” has the meaning given to it in Section 3.1(f).

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Gas Gathering Agreement

“Adequate Assurance of Performance” has the meaning given to it in Section 9.3.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement, except for Section 2.2(b).

“Affiliate Entity” means any Affiliate to whom Midstream Co assigns its rights and obligations under this Agreement.

“Affiliate Entity Dedicated Properties” has the meaning given to it in Section 15.1(a)(ii).

“Agreement” means the Agreement Terms and Conditions taken together with the Agreement Addendum.

“Agreement Addendum” means each Agreement Addendum, as from time to time amended or otherwise modified, that expressly states it is governed by the Agreement Terms and Conditions. “Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph and shall include any amendments or other modifications entered into from time to time.

“Btu” means the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at a pressure of 14.73 Psia and determined on a gross, dry basis.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Colorado are generally open for business.

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

“Conflicting Dedication” means any gathering agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned or Controlled Gas to be gathered on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. For the avoidance of doubt, no dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Gas from the tailgate of the System or any other point that is a Delivery Point hereunder.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Gas, such Gas produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Gas and Producer elects or is obligated to market such Gas on behalf of the applicable Third Party or Affiliate.

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“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).

“Crude Oil” has the meaning assigned to such term in any Transaction Document relating to the provision of crude oil gathering services by Midstream Co.

“Crude Oil Gathering System” has the meaning assigned to the term “Individual System” in any Transaction Document relating to the provision of crude oil gathering services by Midstream Co.

“Day” means a period of time beginning at 12:00 a.m. (midnight) Mountain Time on a calendar day and ending at 12:00 a.m. (midnight) Mountain Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” means (a) Gas owned by Producer and produced from the Dedicated Properties, (b) Gas owned by an Affiliate of Producer and produced from a Well operated by Producer within the Dedication Area, (c) Gas produced within the Dedication Area that is owned by a Third Party and under the Control of Producer and (d) Gas produced by a Third Party that has been purchased by Producer and that has been delivered into the Individual System by Producer at a point mutually agreed between Producer and Midstream Co (“Purchased Dedicated Production”).

“Dedicated Properties” means (a) Producer’s interests in the oil and/or gas leases, mineral interests, and other similar interests that as of the Original Effective Date are, or that after the Original Effective Date become, owned and operated by Producer in the Dedication Area and (b) each of Producer’s Affiliate’s interests in the oil and/or gas leases, mineral interests, and other similar interests that as of the Original Effective Date are, or that after the Original Effective Date become, owned by such Affiliate and operated by Producer in the Dedication Area. Any Well, Drilling Unit, or acreage that is permanently released pursuant to Section 2.4(a) or otherwise, shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release.

“Dedication Area” means, with respect to any particular Agreement, the area described on the applicable Agreement Addendum, including any additions or supplements to such Agreement Addendum after the Effective Date of such Agreement Addendum, and, when the context requires, all of the areas described on the then-effective Agreement Addenda, taken together.

“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) with respect to Drip Condensate, oil tanks, (c) the facilities of a gas processing facility or (d) any other point as may be mutually agreed between the Parties. The

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Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Delivery Points hereunder as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.

“Downtime Event” means a period during which (a) all or a portion of the Individual System was unavailable to provide Services for a reason other than (i) Force Majeure, (ii) an event or condition downstream of the Individual System that was not caused by Producer or Midstream Co or (iii) planned maintenance for which Midstream Co provided notice as described in Section 4.6(b)(ii), and (b) the pressure of an Individual System is greater than the Target Pressure.

“Downtime Percentage” means, with respect to any Individual System during a specified period, an amount equal to the quotient of (a) aggregate of the hours during which such Individual System was unavailable to provide Services during such period divided by (b) the total hours during the applicable period.

“Drilling Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Drip Condensate” means that portion of Producer’s owned or Controlled Gas that is received into the System (without manual separation or injection) that condenses in, and is recovered from, the System as a liquid.

“Effective Date” has the meaning given to it in the applicable Agreement Addendum.

“Escalation Percentage” means 2.50%.

“Facility Segment” means, for any Individual System that is described on the applicable Agreement Addendum that includes a description of two or more Facility Segments, the distinct segment of such Individual System that is capable of being operated independently of the remaining portion of the Individual System. With respect to any Individual System that is not described in the applicable Agreement Addendum as having multiple Facility Segments, the term Facility Segment shall be synonymous with Individual System.

“First Development Report” has the meaning given to it in Section 3.1(a).

“Flash Gas” means any gas vaporized from Crude Oil after production that has been collected in the Crude Oil Gathering System by Midstream Co in the process of gathering and treating Crude Oil pursuant to the terms of any Transaction Document relating to the provision of crude oil gathering services by Midstream Co.

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“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes, but is not restricted to: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of Producer that affect the timing of production or production levels; (k) mining accidents, subsidence, cave-ins and fires; (l) action or restraint by court order or public or Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (m) delays or failures by a Governmental Authority to grant permits, licenses or other similar consents applicable to the System (or any Individual System) so long as Midstream Co has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such permits, licenses or other similar consents and (n) delays or failures by Midstream Co to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as Midstream Co has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including Flash Gas and, unless otherwise expressly provided herein, liquefiable hydrocarbons and Drip Condensate, and including inert and noncombustible gases.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Heating Value” means the number of Btu produced by the combustion, on a dry basis and at a constant pressure, of the amount of Gas which would occupy a volume of 1 cubic foot at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 Psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.

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“Increase in Fee” has the meaning given to it in Section 5.2(b).

“Index” has the meaning given to it in Appendix A.

“Individual Fee” means the rate for each Individual System set forth on the applicable Agreement Addendum.

“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Agreement Addendum and ending at the Delivery Points described on the applicable Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer, and the Parties shall evidence such additional Individual Systems by amending the applicable Agreement Addendum or OpCo shall cause the appropriate subsidiary to execute additional Agreement Addenda, as applicable.

“Initial Term” has the meaning given to it in Section 7.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Invoice Month” has the meaning given to it in Section 9.1(a).

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character (except punitive or exemplary damages), including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“MAOP” means maximum allowable operating pressure for the applicable Individual System, or relevant Facility Segment, as specified in the applicable Agreement Addendum.

“Mcf” means one thousand Standard Cubic Feet.

“Measurement Device” means the meter body (which may consist of an orifice meter or ultrasonic meter), Gas metering device, tube, orifice plate, connected pipe, tank strapping, and fittings used in the measurement of Gas flow and volume and/or Btu content.

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Gas Gathering Agreement

“Midstream Co” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

“Midstream Co Group” means Midstream Co, OpCo and OpCo’s directors, officers, employees, agents, and Affiliates (excluding subsidiaries of OpCo that are not a Party hereunder).

“MMBtu” means one million Btu.

“Month” means a period of time beginning at 12:00 a.m. (midnight) Mountain Time on the first Day of a calendar month and ending at 12:00 a.m. (midnight) Mountain Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/ Gain Report” means the report delivered pursuant to Section 9.1(d), which shall include all of the information required to be included in such report as detailed in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“OpCo” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

“Original Effective Date” means January 1, 2015.

“Other System Fuel” means all actual Gas measured and used as fuel by Midstream Co for Other Services. For the avoidance of doubt, to the extent any Gas is used as fuel and is not System Fuel but such fuel has not been measured, such Gas shall be System L&U.

“Other Services” means services that (i) are not Services, (ii) may be provided to Producer, any of its Affiliates or to any Third Party and (iii) pertain to the production of oil, other hydrocarbons, water and waste products from the production of hydrocarbons.

“Party” or “Parties” with respect to each Agreement governed by these Agreement Terms and Conditions, shall mean OpCo, the Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties as determined by the applicable Agreement Addendum.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Separator Facility” has the meaning given to it in Section 3.1(b)(ii).

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

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“Pressure Overage Percentage” means an amount equal to the quotient of (a) the difference between (i) the actual arithmetic average operating pressure of an Individual System and (ii) the Target Pressure for such Individual System for the calendar quarter divided by (b) the Target Pressure for such Individual System for such calendar quarter.

“Process Flare” means the Gas flared by Midstream Co (a) in its discretion in light of safety, environmental or maintenance considerations or (b) at the direction of Producer.

“Producer” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

“Producer Group” means Producer, and Producer’s directors, officers, employees, agents and Affiliates.

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).

“Psia” means pounds per square inch absolute.

“Purchased Dedicated Production” has the meaning assigned to such term in the definition of “Dedicated Production”.

“Receipt Point” means the point at which custody transfers from Producer to Midstream Co. The custody transfer point may include: (a) the flange at which the applicable Separator Facility or Well connects to the System, (b) the upstream flange of the first Measurement Device owned by Midstream Co on the System, or (c) any other point mutually agreed between Midstream Co and Producer that is listed in the applicable Agreement Addendum. The Receipt Points in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Receipt Points hereunder as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Redetermination Deadline” has the meaning given to it in Section 5.2(a)(iii).

“Redetermination Proposal” has the meaning given to it in Section 5.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 5.2(a)(i).

“Reporting Period” means, with respect to any report delivered hereunder, the period beginning on the first day of the fiscal quarter during which such report is delivered and ending 36 Months after such date.

“Rules” has the meaning given to it in Section 16.7.

“Separator Facility” means the surface location where the Gas produced from one or more Wells in the Dedication Area is collected and gas and water are separated from the Crude Oil. A Separator Facility is also known by Midstream Co as an econode.

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“Service Area” means the area described on Exhibit B, including any additions or supplements to such exhibit after the date hereof.

“Services” means: (a) the receipt of Producer’s owned or Controlled Gas at the Receipt Points and the collection of any Drip Condensate; (b) the receipt of Flash Gas into the System, (c) the gathering and compressing of such Gas and the collection of any Drip Condensate; (d) the redelivery of Gas with a Thermal Content specified in Section 4.4; (e) the delivery of Drip Condensate into the Crude Oil Gathering System at an appropriate Delivery Point; and (f) the other services to be performed by Midstream Co in respect of such Gas as set forth in this Agreement, all in accordance with the terms of this Agreement (including, without limitation, any services with respect to the Thermal Content of the received or delivered Gas and Drip Condensate, metering services, other services to account for Flash Gas, Drip Condensate, System L&U, System Fuel, Other System Fuel and Process Flare that may result in a reduction of or an increase to the redelivered Gas pursuant to Section 4.4.)

“Services Fee” means, collectively, the fees described in Section 5.1.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“Standard Cubic Foot” means that quantity of Gas that occupies one cubic foot of space when held at a base temperature of 60 degrees Fahrenheit and a pressure of 14.73 Psia.

“System” is a collective reference to each Individual System described in all of the Agreement Addenda, which include: (a) pipelines; (b) compression facilities; (c) central processing facilities, (d) controls, (e) Delivery Points, meters and measurement facilities; (f) owned condensate collection and storage facilities; (g) easements, licenses, rights of way, fee parcels, surface rights and permits; and (h) all appurtenant facilities, in each case, that are owned, leased or operated by each Midstream Co to provide Services to Producer or Third Parties, as such gathering system and/or facilities are modified and/or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by each Midstream Co specified in the Agreement Addenda. Each Individual System begins at the applicable Receipt Points and terminates at the applicable Delivery Points.

“System Fuel” means all actual Gas measured and used as fuel for the System, including Gas used as fuel for compressor stations, stated in MMBtu. For the avoidance of doubt, to the extent any Gas is used as fuel and is not Other System Fuel but such fuel has not been measured, such Gas shall be System L&U.

“System L&U” means any Gas, in terms of MMBtu, received into the System that is lost or otherwise not accounted for incident to, or occasioned by, the gathering, compressing, and redelivery, of Gas, including Gas used as fuel to the extent not measured by Midstream Co, Gas released through leaks, instrumentation, relief valves, flares and blow downs of pipelines, vessels and equipment, measurement losses or inaccuracies, or is vented, flared or lost in connection with the operation of a pipeline, including line pack for new facilities; provided that to the extent the Producer instructs Midstream Co to flare gas, such Process Flare shall not constitute System L&U.

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“System Plan” has the meaning given to it in Section 3.1(c).

“Target On-Line Date” has the meaning given to it in Section 3.1(b)(iv).

“Target Pressure” means, with respect to any Individual System, the pressure set forth on the applicable Agreement Addendum, which such stated “Target Pressure” shall be the pressure for the applicable Individual System in the System Plan.

“Tender” means the act of Producer’s making Gas available or causing Gas to be made available to the System at a Receipt Point. “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 7.1.

“Thermal Content” means, for Gas, the product of the measured volume in Mcfs multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base of 14.73 Psia and expressed in MMBtu; and for a liquid, the product of the measured volume in gallons multiplied by the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing among Producer, OpCo and one or more subsidiaries of OpCo, in its capacity as Midstream Co, together with (i) each additional or replacement agreement entered into with Producer, OpCo and/ or an Affiliate Entity and (ii) all amendments or modifications to each of the foregoing.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area and (iii) in which Producer owns an interest and is the operator.

“Year” means a period of time on and after January 1 of a calendar year through and including December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.

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Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended from time to time.

Article 2

Dedication of Production

Section 2.1 Producer’s Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer:

(a) exclusively dedicates and commits to deliver to Midstream Co under this Agreement, as and when produced, all of the Gas owned by Producer and produced from the Dedicated Properties;

(b) commits to deliver to Midstream Co under this Agreement, as and when produced, all Gas under the Control of Producer that it has produced from the Dedicated Properties;

(c) agrees not to deliver any Dedicated Production to any other gatherer, purchaser, marketer or other Person prior to delivery to Midstream Co at the Receipt Points, unless otherwise agreed in writing between the Parties; and

(d) dedicates and commits the Dedicated Properties to Midstream Co for performance of the Services pursuant to this Agreement.

Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with each of the Conflicting Dedications existing on the date hereof and any other Conflicting Dedication applicable as of the date of acquisition of any oil and/or gas leases, mineral interests, and other similar interests within the Dedication Area (i) acquired by Producer after the Original Effective Date and (ii) which otherwise would have become subject to dedication under this Agreement (but not any Conflicting Dedications entered into in connection

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with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract, without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Midstream Co acknowledges that certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party and (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements or other arrangements, if required by Producer.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right (but not the obligation) to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, and to cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b) to use Dedicated Production for lease operations (including reservoir pressure maintenance) and water treatment facility operations relating to the lands within the Dedication Area;

(c) to deliver such Dedicated Production or furnish such Dedicated Production to Producer’s lessors and holders of other burdens on production with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments;

(d) until the applicable Individual System facilities are completed and ready for service, to temporarily connect Separator Facilities, Planned Separator Facilities, Wells or Planned Wells, as applicable, into other gathering services, as further described in Section 3.2(d); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the build-out of the applicable Individual System facilities, such reservation shall continue until the earlier of (i) the first Day of the Month that is six Months after the build-out was complete and ready for service and (ii) the first Day of the Month after the termination of the applicable contract with such Third Party; and

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(e) to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.

Section 2.4 Releases from Dedication.

(a) Permanent Releases. Dedicated Production from a Well or Wells affected by one or more of the conditions below, and the acreage in each Drilling Unit with respect to such Wells (or, with respect to Purchased Dedicated Production, the Gas delivered by Producer to the Individual System if the applicable Receipt Point is affected by one or more of the conditions below), shall be permanently released from dedication under this Agreement, and Producer may deliver and commit such Dedicated Production to such other gatherer or gatherers as it shall determine (including, an Affiliate Entity pursuant to Section 2.4(a)(vii)):

(i) upon written notice from Producer, if Midstream Co has failed to complete the facilities necessary to connect each Planned Separator Facility (or, with respect to any Wells not intended to be serviced by a Separator Facility, to connect such Planned Wells) to the System or has failed to commence the Services with respect to any Planned Separator Facility (or, with respect to any Wells not intended to be serviced by a Separator Facility, to such Planned Wells) by the On-Line Deadline;

(ii) upon expiration of the Term, as further described in Section 7.2;

(iii) upon written agreement of Producer, OpCo and Midstream Co;

(iv) upon written notice from Producer, if a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure” or a temporary interruption or curtailment described in Section 4.6(d) has persisted for twelve consecutive Months or more;

(v) upon written notice from Producer, if a default (other than a default of the type covered by clause (i) of this Section 2.4(a)) by Midstream Co extends for the period specified in Section 10.1(b)(ii);

(vi) Reserved;

(vii) upon an assignment by Midstream Co to an Affiliate Entity in accordance with Section 15.1(a)(ii), provided that simultaneously with such release, the Affiliate Entity Dedicated Properties are made subject to a gathering agreement entered into with the Affiliate Entity; or

(viii) upon written notice from Producer, if a termination of Services pursuant to Section 12.2(a) has continued for more than six consecutive Months or, without a waiting period, if Producer has received notice from OpCo of its decision not to cause Midstream Co to provide Services to any planned facilities pursuant to Section 12.2(b).

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(b) Discretionary Release. OpCo (on behalf of itself and Midstream Co) shall also consider in good faith any proposal by Producer made from time to time to permanently release one or more of the Dedicated Properties and the production therefrom from the dedication under this Agreement if Producer reasonably believes that installing pipelines and equipment necessary to connect such Dedicated Properties to the Individual System would be economically disadvantageous for Producer, considering all gathering alternatives. OpCo, acting in good faith and in a commercially reasonable manner, (i) shall assess Producer’s assertion that connecting such Dedicated Properties would be economically disadvantageous to Producer, and OpCo may take into consideration any adverse consequence to itself and its subsidiaries in releasing such Dedicated Properties and (ii) may accept or reject Producer’s proposal in its discretion.

(c) Interruption. Dedicated Production and any acreage covering such Dedicated Production may also be temporarily released from dedication under this Agreement as provided in this Agreement, including in the event of (i) an interruption unexcused under this Agreement as provided in Section 10.1(b)(i), (ii) an interruption or curtailment of receipts and deliveries as provided in Section 4.6(d) that continues for a period less than the period specified in Section 2.4(a)(iv) or (iii) a termination of Services pursuant to Section 12.2 that continues for a period less than the period specified in Section 2.4(a)(viii). To the extent that an interruption or curtailment can be limited to a Facility Segment, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(c) shall only apply to the affected Facility Segment. Such temporary release shall terminate on the date specified herein or on the day agreed in writing by the Parties hereto (which date shall, in all cases, be the first Day of a Month); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the applicable interruption, curtailment or other temporary cessation described in this clause (c) of Section 2.4, such reservation shall continue until the earlier of (i) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (ii) the first Day of the Month after the termination of the applicable contract with such Third Party.

(d) Evidence of Permanent Release. At the request of Producer, the Parties shall execute a release reasonably acceptable to Producer (which, in the case of a permanent release, shall be in recordable form) reflecting the permanent release of particular Wells and associated Drilling Units and acreage included in the Dedicated Properties from dedication under this Agreement in accordance with the provisions hereof (or, if applicable, reflecting the release of the applicable portion of the Purchased Dedicated Production). OpCo shall cause Midstream Co to execute and deliver any release required by clause (a) or (c) hereof, and, to the extent that OpCo elects to approve the discretionary releases under clause (b), OpCo shall cause Midstream Co to execute and deliver any such approved releases.

Section 2.5 Covenant Running with the Land. Subject to the provisions of Section 2.3 and Section 2.4, the dedication and commitment made by Producer under this Agreement are covenants running with the Dedicated Properties. For the avoidance of doubt, except as set forth

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in Article 15, (a) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (b) in the event Midstream Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement.

Section 2.6 Memorandum. Producer shall execute and deliver to Midstream Co, at Midstream Co’s request, a fully recordable memorandum of this Agreement, substantially in the form of Exhibit D or in such other form as mutually agreed by the Parties (including, if agreed by the Parties, one memorandum covering all applicable Transaction Documents).

Article 3

System Expansion and Connection of Wells

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. On or before January 1, 2016, Producer will provide Midstream Co with a report (“First Development Report”) describing (x) in detail the planned development, drilling, and production activities relating to the Dedicated Production through the end of the first Reporting Period and (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to continue during the applicable Reporting Period and continuing beyond the end of such Reporting Period. On or before each April 1, each July 1, each October 1, and each January 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Midstream Co an update of the then-current report describing (i) in detail the planned development, drilling, and production activities relating to the Dedicated Production for the applicable Reporting Period and (ii) generally the long-term drilling and production expectations for those project areas in the Dedication Area in which drilling activity is expected to continue beyond such Reporting Period and which will cover at least five Years following the date of such update (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells that Producer expects will be drilled during the period covered thereby (each such Well reflected in such Development Report, a “Planned Well”) and forward looking production estimates for the applicable time period covered by such Development Report for all Gas produced from each Well and Planned Well;

(ii) each expected planned Separator Facility (each such Separator Facility reflected in such Development Report, a “Planned Separator Facility”) and the expected locations thereof;

(iii) the earliest date on which one or more Wells are expected to be fractured, if applicable;

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(iv) the earliest date on which one or more Wells or Separator Facilities, as applicable, are expected to be completed and ready to be placed on-line, which date shall not be earlier than (A) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the First Development Report, the date specified in the First Development Report for the applicable Planned Well or Planned Separator Facility, as applicable and (B) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflected the Planned Well or Planned Separator Facility, as applicable, unless Midstream Co consents to a shorter time period (with respect to each such Planned Separator Facility or Planned Well, as applicable, as adjusted pursuant to Section 3.2(b), the “Target On-Line Date”);

(v) the anticipated characteristics of the production from such Wells (including liquids content and gas and liquids composition) and the projected Gas production volumes and production pressures;

(vi) the Receipt Point(s) and Delivery Point(s) (including proposed receipt points and delivery points not yet included in the applicable Agreement Addendum) at which Gas produced from such Wells is to be delivered or redelivered to Producer; and

(vii) other information reasonably requested by Midstream Co that is relevant to the design, construction, and operation of the Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided that in no event shall (x) pricing, budget, hedging or similar financial information or (y) information that is covered by a confidentiality agreement or confidentiality obligations be supplied to Midstream Co.

Subject to Section 3.1(f), Producer may deliver to Midstream Co, from time to time, an amendment to any Development Report previously delivered to Midstream Co in accordance with Section 3.1(a).

(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Midstream Co by or on behalf of Producer, including as a result of meetings between representatives of Midstream Co and Producer, Midstream Co shall develop and periodically update a plan describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Individual System to be able to provide timely Services in accordance with the most recent Development Report and Section 4.4(a), including in connection with Producer’s planned development, drilling, and production activities with respect to the Dedicated Properties. Such plan regarding the Individual System (each such plan, as updated in accordance with the foregoing and as the then current plan may be amended from time to time, the “System Plan”) shall demonstrate how Midstream Co shall satisfy the needs that are identified in the Development Report for (i) Services within the Dedication Area and (ii) additional facilities (including additional Individual Systems) constituting part of the

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Individual System. OpCo shall, subject to these Agreement Terms and Conditions, cause each Midstream Co to coordinate their System Plans so that, taken as a whole, the System Plans delivered by all of the Midstream Cos shall satisfy the needs for Services throughout the Service Area. Such System Plan shall include information as to:

(i) each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii) all Receipt Points and Delivery Points (including the receipt points and delivery points proposed pursuant to the applicable Development Report or other proposed receipt points and delivery points that are not yet included in the applicable Agreement Addendum) served or to be served by each such Facility Segment;

(iii) estimated gathering pressures for the 12 Month period beginning on the Target On-Line Date for the applicable Facility Segment and the Target Pressures and the MAOP for each Individual System included in the Development Report;

(iv) all compression and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications, which sizes, parameters, capacities and other relevant specifications shall be sufficient to (A) connect the Individual System to the Receipt Points and Delivery Points for all Planned Separator Facilities and (with respect to any Planned Wells not intended to be serviced by a Separator Facility) Planned Wells set forth in the most recent Development Report and (B) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report;

(v) the anticipated schedule for completing the construction and installation of the planned Facility Segments and all planned Receipt Points and Delivery Points, in each case, for all Planned Separator Facilities or Planned Wells, as applicable, included in the most recent Development Report;

(vi) the allocation methodologies to be used by Midstream Co with respect to Flash Gas, Drip Condensate, System L&U, System Fuel, Other System Fuel and other allocations hereunder and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect (all such allocation methodologies shall comply with Section 1.8 of Exhibit A); and

(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided that in no event shall (x) pricing, budget or similar financial information or (y) information that is covered by a confidentiality agreement or confidentiality obligations be supplied to Producer;

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Midstream Co shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Midstream Co of the applicable Development Report or amendment thereto.

(d) Meetings. Midstream Co shall make representatives of Midstream Co available to discuss the most recent System Plan from time to time with Producer and its representatives at Producer’s request. Producer shall make representatives of Producer available to discuss the most recent Development Report from time to time with Midstream Co and its representatives at Midstream Co’s request. Midstream Co and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Acknowledgment. The Parties recognize that the plans for the development of the Dedicated Properties and the System set forth in the Development Report and the System Plan, as well as all information exchanged between the Parties regarding their intentions with respect to the development of the Dedicated Properties and the System, are subject to change and revision at any time at the discretion of Producer (in the case of plans for the Dedicated Properties) or Midstream Co (in the case of plans for the System, subject to the revised System Plan reflecting the Services necessary to provide Services in accordance with the then most recent Development Report), and that such changes may impact the timing, configuration, and scope of the planned activities of the other Party.

(f) Additional/Accelerated Wells and Elimination of Wells. From time to time, Producer may provide written notice to Midstream Co that Producer (i) has accelerated the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates the Target On-Line Date for a Planned Well or Planned Separator Facility to be earlier than 24 Months following the delivery of the Development Report in which such Planned Well or Planned Separator Facility was initially included or (iii) anticipates drilling a Well or putting into service a Separator Facility that has not been included in a Development Report and that has a Target On-Line Date earlier than 24 Months following the next delivery of a Development Report (any such Well or Separator Facility, an “Additional/Accelerated Well”); provided that any Well that is to be serviced by a Separator Facility or a Planned Separator Facility that is not described in the foregoing clauses (i) through (iii) shall not constitute an Additional/ Accelerated Well. Midstream Co will use its commercially reasonable efforts to modify the System Plan and to cause the necessary gathering facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well; provided that, with respect to Additional/ Accelerated Wells of the type described in clauses (i) and (ii) of the first sentence of this paragraph, there shall be no penalty to Midstream Co hereunder unless Midstream Co fails to connect such Additional/ Accelerated Well on or prior to the Target On-Line Date set forth in the applicable Development Report (prior to the acceleration of such timeline) and, with respect to Additional/ Accelerated Wells of the type described in clause (iii) of the first sentence of this paragraph, there shall be no penalty to Midstream Co hereunder unless Midstream Co fails to connect such Additional/ Accelerated Well on or prior to 24 Months following receipt of written notice regarding such

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Additional/ Accelerated Well. From time to time, Producer may provide written notice to Midstream Co that Producer (i) has delayed the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates eliminating a Planned Well or Planned Separator Facility from its development plans and the Development Report or (iii) anticipates shutting in a Well or Separator Facility that has been producing. Producer shall endeavor to ensure that the Development Report does not include any planned or existing Wells or Separator Facilities that Producer has determined should not be drilled, operated, maintained or put into service. To the extent that Producer has included any such Well or Separator Facility in a Development Report, Producer shall provide Midstream Co with information regarding its revised assessment of such Well or Separator Facility. Midstream Co may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of Wells and Separator Facilities.

(g) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Midstream Co and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. The Parties shall endeavor to consider the Individual System, the Crude Oil Gathering System and the other facilities that are located on the same property as a whole. As such, Midstream Co and Producer, as applicable, may deliver one System Plan and one Development Report that addresses all of the requirements set forth in this Agreement and each other Transaction Document. In the sole discretion of each Person serving as a Midstream Co under an Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly (and OpCo may direct each of its subsidiaries to work together to prepare one System Plan). To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System and Connection of Separator Facilities.

(a) System Development. Midstream Co shall, at its sole cost and expense, design and construct (as applicable) and operate the Individual System for the purpose of providing Services as and when needed to timely support the upstream development of the Dedicated Properties and production of the Dedicated Production, all in accordance with this Section 3.2. OpCo shall, subject to these Agreement Terms and Conditions, be responsible for ensuring that each Individual System is integrated into one System that satisfies the needs of Producer within the Service Area. In the event that Producer elects to deliver Purchased Dedicated Production into the Individual System, Midstream Co, OpCo and Producer shall mutually agree on the Receipt Point at which Producer shall deliver such Purchased Dedicated Production.

(b) On-Line Deadline. Subject to Section 3.3, Midstream Co shall by the later of (x) the date that the first Well on a particular Planned Separator Facility (or, with respect to a Well that is not intended to be serviced by a Separator Facility, the date that such Well) is ready for connection to the System and (y) the applicable Target On-Line Date (such later date, identified in clause (x) or (y), as may be extended pursuant to Section 3.2(c), the “On-Line Deadline”), (i) have completed the construction of the necessary facilities, in accordance with the then current System Plan (or have caused the completion of such construction), (A) to connect

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each Planned Separator Facility (or, with respect to a Well that is not intended to be serviced by a Separator Facility, to connect such Planned Well) to the System and (B) to connect the System to each planned Delivery Point for such Planned Separator Facility or such Planned Well, as applicable and (ii) be ready and able to commence Services with respect to Dedicated Production from each Planned Separator Facility or Planned Well, as applicable.

(c) Extension Due to Force Majeure. If and to the extent Midstream Co is delayed in completing any such facilities or providing such services by a Force Majeure event, then the On-Line Deadline applicable thereto shall be extended for a period of time equal to that during which Midstream Co was delayed by such events.

(d) Temporary Services. Pending the completion of facilities in accordance with this Section 3.2, Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Production that is anticipated to be serviced by the new facilities if the term of such contract does not exceed six Months (and may be renewed in six-Month increments until such time as Midstream Co has completed the applicable facilities). If any such contract is in effect with respect to any Well, Producer will not be obligated to connect such Well to the System until the first Day of the Month following expiration of such contract.

Section 3.3 Cooperation. Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the System to each Separator Facility (and Well, as applicable), the Parties agree to work (at their own cost and expense) together in good faith to obtain such permits, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way. Upon request by Producer, Midstream Co shall promptly provide to Producer copies of all state and federal permits and approvals obtained by Midstream Co in order to construct any Facility Segment (or portion of a Facility Segment) of the System.

Section 3.4 Compression. The System Plan will describe the compression facilities that will be constructed as part of the System as well as the maximum operating pressures of the low pressure gathering lines, which shall be subject to the approval of Producer, and the maximum operating pressures of the high pressure gathering lines, which shall be sufficient to permit Gas to enter the facilities of Downstream Facilities but no higher than the MAOP, and other maximum operating parameters. The MAOP and the Target Pressure for each Individual System shall be set forth in the applicable Agreement Addendum when the applicable subpart for such Individual System is delivered or updated.

Section 3.5 Right of Way and Access Rights.

(a) Rights of Way. Midstream Co is responsible (absent a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure”), at its sole cost, for the acquisition and maintenance of easements, rights of way, surface use and/or surface access agreements necessary to construct, own and operate its Individual System.

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(b) Producer’s Grant of Easement. Producer hereby grants to Midstream Co, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands constituting Dedicated Properties (under any Agreement covered by these Agreement Terms and Conditions) within the Service Area for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Midstream Co of this Agreement.

(c) Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grants of easements or rights of way by Producer to Midstream Co under Section 3.5(b) are based upon, and such grants of easements or rights of way will terminate if Producer loses, its rights to the applicable property, regardless of the reason for such loss of rights.

(d) Midstream Co’s Grant of Easement. Midstream Co hereby grants to Producer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands covered by the Individual System for any and all purposes consistent with this Agreement and the ownership, leasehold rights in and operation of the Dedicated Properties and the other Wells subject to this Agreement (including, without limitation, exploration, development and marketing activities related to the Dedicated Production and the other Gas under the Control of Midstream Co).

(e) Midstream Co Does Not Have Obligation to Maintain. Midstream Co shall not have a duty to maintain in force and effect any underlying agreements that the grants of easements or rights of way by Midstream Co to Producer pursuant to this Section 3.5(e) are based upon, and such grants of easements or rights of way will terminate if Midstream Co loses its rights to the applicable property, regardless of the reason for such loss of rights.

(f) No Interference. The exercise of the rights granted to a Party by the other Party pursuant to Section 3.5(b) and Section 3.5(d) shall not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of the granting Party.

(g) Responsibility. Each Party shall be responsible for any Losses caused by such Party’s use of its access rights pursuant to this Section 3.5.

Article 4

Tender, Nomination, and Gathering of Production

Section 4.1 Limitations on Service to Third Parties. Midstream Co shall obtain Producer’s consent prior to offering services to any Third Party, unless Midstream Co is required by a Governmental Authority to offer service to a Third Party, in which case Midstream Co shall provide Producer prior notice of offering such service to such Third Party or Third Parties.

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Section 4.2 (Reserved).

Section 4.3 Tender of Dedicated Production.

Each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point. Producer shall have the right to Tender to Midstream Co for Services under this Agreement Gas other than Dedicated Production.

Section 4.4 Services; Service Standard.

(a) Services. Subject to the provisions of this Agreement and rights of all applicable Governmental Authorities, Midstream Co shall (i) provide Services for all Gas that is Tendered by Producer to Midstream Co at the applicable Receipt Point, (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) such Gas with an equivalent Thermal Content and hydrocarbon constituent composition as the Gas received at the Receipt Point (as may be increased by any Flash Gas delivered into the System), less the Thermal Content of Drip Condensate, less System L&U allocated to Producer in accordance with this Agreement, less such Gas consumed as Other System Fuel or System Fuel allocated to Producer in accordance with this Agreement, less such Gas consumed as Process Flare, and (iii) cause the System to be able to flow such Gas at volumes not less than the current capacity of the System.

(b) Services Standard. Midstream Co agrees to construct, install, own and operate, at its sole cost, risk and expense, the System, including facilities required to provide the Services contemplated in this Agreement, in a good and workmanlike manner in accordance with standards customary in the industry. Except through the fees for applicable Services pursuant to Article 5 or as otherwise provided in this Agreement, Producer shall have no responsibility for the cost of the System or any facilities constructed or to be constructed by Midstream Co.

(c) System for Other Gathering. Producer acknowledges that Midstream Co has constructed facilities and may construct additional facilities to accommodate Other Services on the same property as the Individual System (including but not limited to the Crude Oil Gathering System). To the extent required for the efficient operation of such facilities together with the Individual System, Midstream Co may use Gas to the extent and as further described, including compensation, if any, in Article 5.

(d) OpCo’s Obligation. OpCo shall cause Midstream Co to perform as required in this Section 4.4, and OpCo shall cause its other subsidiaries to coordinate with or assist Midstream Co, as required to provide Producer with a consistent level of service throughout the Service Area.

Section 4.5 Nominations, Scheduling, Balancing and Curtailment. Nominations, scheduling, and balancing of Gas available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the applicable Operating Terms and Conditions set forth in Exhibit A.

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Section 4.6 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shutdown because of maintenance, repairs, Force Majeure, because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System, or because providing Services hereunder has become uneconomic as further described in Section 12.2, receipts of Producer’s Gas and/or Drip Condensate and the Gas and/or Drip Condensate of other producers may be curtailed as set forth herein. In such cases Midstream Co shall have no liability to Producer (subject to Section 4.6(d), Section 10.1(b) and Section 12.2), except to the extent such shutdown is caused by the negligence, gross negligence or willful misconduct of Midstream Co; provided that Midstream Co shall have no liability for any special, indirect, or consequential damages.

(b) Interruptions.

(i) Midstream Co shall have the right to curtail or interrupt receipts and deliveries of Gas and Drip Condensate for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Midstream Co shall provide Producer (x) with 30 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

(c) Other Operations. It is specifically understood by Producer that operations and activities on facilities upstream or downstream of the Individual System beyond Midstream Co’s control may impact operations on the Individual System, and the Parties agree that Midstream Co shall have no liability for any operations or activities upstream or downstream of the Individual System.

(d) Temporary Release. If at any time Midstream Co interrupts or curtails receipts and deliveries of Gas pursuant to this Section 4.6 for a period of 30 consecutive Days, then at Producer’s written request, the affected volumes of Gas shall be temporarily released from dedication to this Agreement commencing as of the date of such request. To the extent that Producer elects to reduce the Individual Fee with respect to any volumes that are affected by a Downtime Event pursuant to Section 5.2(c), the Producer shall not be permitted to temporarily release the applicable volumes pursuant to this Section 4.6(d).

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Section 4.7 Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Gas.

Section 4.8 No Prior Flow of Gas in Interstate Commerce. Producer covenants that at the time of Tender, none of the Gas delivered at a Receipt Point hereunder has flowed in interstate commerce.

Article 5

Fees

Section 5.1 Fees. Producer shall pay Midstream Co each Month in accordance with the terms of this Agreement, for all Services provided by Midstream Co with respect to Dedicated Production received by Midstream Co from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the aggregate quantity of such Gas (reduced by any Gas burned as Process Flare), stated in MMBtu, received by Midstream Co from Producer or for Producer’s account at the applicable Receipt Points for such Gas within the applicable Individual System during such Month multiplied by (y) the applicable Individual Fee, (ii) (reserved) and (iii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for electricity required to provide Services, such allocation to be based upon the aggregate quantities of Gas received by Midstream Co.

Section 5.2 Fee Adjustments

(a) Redetermination.

(i) Redetermination Proposal. Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee (unless the Parties mutually agree not to redetermine any particular Individual Fee) in accordance with this Section 5.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including, but not limited to, projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

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(ii) Reserved

(iii) Subsequent Redetermination Timing. Each Redetermination Proposal shall be delivered by Midstream Co to Producer on or after November 1 of the applicable Delivery Year, but prior to December 31 of the applicable Delivery Year. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 5.2(a). For purposes of this Section 5.2(a)(iii), the Year during which a Redetermination Proposal is delivered is herein the “Delivery Year” and the immediately subsequent Year is herein the “Adjustment Year”.

(iv) Documentation. Concurrently with the documentation of the agreed rates described in this Section 5.2(a), the Parties shall formalize any amendments that were deemed to have occurred through the prior year, as described in Section 2.2 and Section 16.6.

(b) Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee; provided that to the extent any portion of the Individual Fee is calculated by reference to amounts paid by Midstream Co to a Third Party (including but not limited to amounts paid pursuant to clause (iii) of Section 5.1(a)), such amounts shall not be subject to this Section 5.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 5.2(a), with an effective date during the same Year.

(c) Downtime Events. If (i) there has been a Downtime Event, (ii) such Downtime Event was not a result of Producer’s production being in excess of the production forecast in the Development Report on which the System or Individual System, as applicable, was based, (iii) such Downtime Event caused the Downtime Percentage for any Individual System during any calendar quarter to be greater than the lowest percentage specified on Exhibit G during such calendar quarter and (iv) Producer has waived its right to a temporary release of Dedicated Production under Section 4.6(d), then the Individual Fee may be reduced as set forth in Exhibit G.

(d) Target Pressures. Midstream Co shall use its commercially reasonable efforts to maintain the Daily arithmetic average operating pressure of the system pressures at the Target Pressure. Except in the event of Force Majeure or an event or condition downstream of the System that was not caused by Producer or Midstream Co, maintenance or repairs that result in a suspension, shutdown or curtailment as specified in Section 4.6, if, during any calendar quarter, (i) the Daily arithmetic average operating pressure of an Individual System exceeds the Target Pressure for such Individual System, (ii) such increase is not a result of Producer’s production being in excess of the production forecast in the applicable Development Report and (iii) Midstream Co has sufficient production data available to confirm that the increased pressure is not a result of Producer’s increased production, then the Individual Fee with respect to such Individual System shall be reduced based on the calculation of the Pressure Overage Percentage, as set forth in Exhibit H for each Month during such calendar quarter.

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(e) Other Fee Adjustments. The amount invoiced by Midstream Co hereunder may be adjusted to reflect other adjustments expressly set forth in this Agreement, including pursuant to Section 6.2 and Section 12.1.

(f) Process Flare. Midstream Co shall measure the Gas actually burned as Process Flare. The Parties acknowledge that the Producer shall not be reimbursed for Process Flare. The Monthly Loss/ Gain Report shall include a statement of the Process Flare.

(g) Reinjection Volumes and Buy-Back. Pursuant to Producer’s reservations under Section 2.3(b), Midstream Co shall ensure that the volumes measured at the applicable Receipt Point shall not include the volumes used by or returned to Producer for use in connection with Producer’s lease operations (including, but not limited to, Producer’s reservoir pressure maintenance operations) and water treatment facility operations. Gas volumes used for lease operations and water treatment facility operations shall be deducted from the measured Receipt Point volumes. It is the express intent of the Parties that Producer shall not pay the Individual Fee on gas used for lease and water treatment facility operations more than once, even if some portion of the gas reserved for such operations passes through the applicable Individual System more than once, whether as a result of reinjection, recycling, buy back or other similar operation.

Section 5.3 Treatment of Byproducts, L&U, Fuel and Related Matters. The Producer and Midstream Co acknowledge that the fees chargeable by Midstream Co pursuant to Section 5.1, as adjusted pursuant to Section 5.2, appropriately compensate Midstream Co for Services and no separate fee shall be chargeable by Midstream Co and no refund or reduction in the fee shall be chargeable by Producer for the hydrocarbons or services described in this Section 5.3. The Producer and Midstream Co acknowledge that the Transaction Documents among Producer, OpCo and Midstream Co are intended to be treated as a suite of documents. As such, pursuant to Article 9, the Producer may receive one invoice from Midstream Co that details the amounts owed under this Agreement and each other Transaction Document to which Midstream Co is a Party. In addition, Midstream Co shall have no responsibility to allocate back Drip Condensate, Flash Gas, System L&U, System Fuel or Other System Fuel to any particular Receipt Point, except as otherwise expressly stated in Section 1.8 of Exhibit A. However, Midstream Co shall prepare a Monthly Loss/ Gain Report that details the quantities of each of the following on a Monthly basis and shall deliver such Monthly Loss/ Gain Report as specified in Section 9.1(d).

(a) Drip Condensate. Midstream Co shall deliver to Producer, each Month, all Drip Condensate allocated to Producer or for Producer’s account by delivering such Drip Condensate into the Crude Oil Gathering System. The Parties acknowledge that there is no separate fee chargeable by Midstream Co hereunder for Services with respect to Drip Condensate and that the fees chargeable by Midstream Co hereunder for Gas sufficiently compensate Midstream Co for Services with respect to Drip Condensate. The Monthly Loss/ Gain Report shall include a statement of the Drip Condensate recovered by Midstream Co and returned to Producer.

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(b) Flash Gas. Midstream Co shall deliver to Producer, each Month, all Flash Gas allocated to Producer or for Producer’s account by delivering such Flash Gas into the System. The Parties acknowledge that there is no separate fee chargeable by Midstream Co hereunder for Services with respect to Flash Gas and that the fees chargeable by Midstream Co hereunder for Gas sufficiently compensate Midstream Co for Services with respect to Flash Gas. The Parties further acknowledge that (i) the Flash Gas is a byproduct of the Crude Oil gathered by Midstream Co (which is among the services described hereunder as Other Services), (ii) as required by Section 7.3, at all times during the Term, Producer and Midstream Co shall be party to both this Agreement and another Transaction Document that covers Crude Oil and (iii) the Producer shall not owe any amount under any other Transaction Document to which Midstream Co is a Party as a result of the Flash Gas being delivered into the System. The Monthly Loss/ Gain Report shall include a statement of the Flash Gas recovered by Midstream Co and returned to Producer, as measured in the Measuring Device at the point where Flash Gas is received into the System.

(c) System L&U. No adjustment to the Services Fee will be made for System L&U.

(i) Midstream Co will perform a Monthly material balance for each Individual System based on comparison of Gas delivered to the Gas received into the applicable Individual System at Receipt Points (or, with respect to Flash Gas, such other receipt points).

(ii) If, during any Month, System L&U on an Individual System exceeds 2.00% of either energy or volumes of Producer’s owned or Controlled Gas delivered to the Individual System in such Month, then Midstream Co will, for the respective Individual System, obtain updated test data from the Receipt Points in the applicable Individual System and conduct a field-wide (on an Individual System basis) meter inspection and calibration followed by an updated balance. If Midstream Co determines that a repair to the Individual System is needed to reduce the System L&U below 2.00%, Midstream Co shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

(iii) Midstream Co shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.

(iv) The Monthly Loss/ Gain Report shall include a statement of the System L&U.

(d) System Fuel and Other System Fuel. Midstream Co shall account for the actual fuel used by Midstream Co in the operation of the Individual System, and such accounting shall detail whether such fuel is System Fuel or Other System Fuel (and, if Other System Fuel, whether for the account of Crude Oil, water or other product). The Parties acknowledge that the Producer shall not be reimbursed for System Fuel or Other System Fuel; provided that if during any Month, the Producer does not deliver to Midstream Co Crude Oil under any Transaction Document to which Midstream Co is a Party, then Midstream Co shall calculate the value of the Other System Fuel used during the applicable Month based on the price of Gas received by Producer during such Month and such amount shall appear as a reduction in the Fees within 90 days of the end of the applicable Month. The Monthly Loss/ Gain Report shall include a statement of the System Fuel and the Other System Fuel.

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Article 6

Quality and Pressure Specifications

Section 6.1 Quality Specifications. Subject to Section 6.2 below, all Gas delivered at the Receipt Points by Producer to Midstream Co shall meet the quality specifications set forth in Section 1.1 of Exhibit A, except, with respect to any Individual System for which different quality specifications are set forth in the applicable Agreement Addendum, such specifications that are set out in the applicable Agreement Addendum shall control. If Producer’s Gas delivered to the Receipt Points complies with such quality specifications or, after blending in accordance with the second sentence of Section 6.2, otherwise complies such specifications, then all Gas redelivered at the Delivery Points by Midstream Co to Producer shall meet the quality specifications applicable at the relevant Delivery Points. The Parties recognize and agree that all Gas received into the Individual System may be commingled with other Gas shipments and, subject to Midstream Co’s obligation to redeliver to Producer at the Delivery Points Gas that satisfies the applicable quality specifications of the Delivery Points, (a) such Gas shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, (b) Midstream Co shall have no other obligation to Producer associated with changes in quality of Gas as the result of such commingling and (c) Midstream Co shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.

Section 6.2 Failure to Meet Specifications. If any Gas Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Midstream Co will have the right to immediately discontinue receipt of such non-conforming Gas and shall notify Producer of the specifications violation within twenty-four (24) hours. Midstream Co agrees to use commercially reasonable efforts to blend and commingle such non-conforming Gas with other Gas in the Individual System so that it meets the applicable specifications. Midstream Co may charge Producer a reasonable fee to compensate Midstream Co for its use of commercially reasonable efforts to cause such Gas Tendered by Producer to conform to the applicable specifications. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance and will indemnify and defend Midstream Co from all Losses suffered or incurred by Midstream Co as a result of the delivery of non-conforming Gas by Producer.

Section 6.3 Pressure. Producer shall Tender or cause to be Tendered Gas to each applicable Receipt Point at sufficient pressure to enter the applicable Individual System, but not in excess of the MAOP set forth in the design documents for the applicable Individual System as shown in the applicable Agreement Addendum (which such maximum operating pressure shall be sufficient to permit such Gas to enter the Individual System and the Downstream Facilities but not higher than the MAOP of the Downstream Facilities). Producer shall have the obligation to ensure that Gas is prevented from entering the System at pressures in excess of such MAOP, and Midstream Co shall have the right to restrict or relieve the flow of Gas into the System to protect the System from over pressuring. Midstream Co shall install, own, operate and maintain compression facilities sufficient to deliver Producer’s owned and Controlled Gas into the

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applicable Delivery Points. Redeliveries of Gas by Midstream Co to or for the account of Producer at the applicable Delivery Points shall be at such pressures as may exist from time to time in the System at the applicable Delivery Point. Midstream Co’s obligation to redeliver Gas to a given Delivery Point shall be subject to the operational limitations of the Downstream Facilities receiving such Gas, including the Downstream Facility’s capacity, Gas measurement capability, operating pressures and any operational balancing agreements as may be applicable.

Article 7

Term

Section 7.1 Term. This Agreement shall commence on the Original Effective Date and shall remain in effect until the 15th anniversary of the Original Effective Date (the “Initial Term”) and thereafter on a Year to Year basis until terminated by OpCo (on behalf of itself or on behalf of Midstream Co) or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon written notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 7.2 Effect of Termination or Expiration of the Term. Upon the end of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (b) the indemnification provisions of Section 6.2 and Section 8.1 and all of Article 14 shall survive such termination and remain in full force and effect indefinitely and (c) Section 9.4 and Section 16.12 shall survive such termination and remain in full force and effect for the period of time specified in such sections.

Article 8

Title and Custody

Section 8.1 Title. A nomination of Gas by Producer shall be deemed a warranty of title to such Gas by Producer, or a warranty of the good right in Producer to deliver such Gas for gathering under this Agreement. By nominating Gas, Producer also agrees to indemnify, defend, and hold Midstream Co harmless from any and all Losses resulting from any claims by a Third Party of title or rights to such Gas.

Section 8.2 Custody. From and after Producer’s delivery of its owned or Controlled Gas to Midstream Co at the Receipt Point(s), and, until Midstream Co’s redelivery of such Gas to or for Producer’s account at the applicable Delivery Point(s), as between the Parties, Midstream Co shall have custody and control of, and be responsible for, such Gas. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Gas.

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Article 9

Billing and Payment

Section 9.1 Statements.

(a) Ordinary Course. Invoices shall be submitted to Producer on or before the 25th Day after the end of a Month (for purposes of this Section 9.1 only, the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party (collectively, the “Reimbursed Amount”), such Reimbursed Amount shall be reflected on an invoice within 90 days of the end of the Month in which such Reimbursed Amount was paid by Midstream Co. The amount set forth in the applicable invoice shall reflect the amount owed by Producer to Midstream Co, net of any amounts payable by Midstream Co to Producer under any Transaction Document between Midstream Co and Producer.

(b) Other. If actual measurements of volumes of Dedicated Production are not available by the date stated in Section 9.1(a), then the invoice submitted by the date stated in Section 9.1(a), may be prepared and submitted based on Midstream Co’s good faith estimate of the volumes of Dedicated Production received in the applicable Invoice Month. If Midstream Co submits an invoice based on estimated volumes, Midstream Co shall prepare and submit to Producer an invoice based on actual measurements on or before the close of business of the 40th Day after the applicable Invoice Month, together with a reconciliation to the invoice submitted based on Midstream Co’s estimate.

(c) Detail. Midstream Co’s invoices and supporting information shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

(d) Monthly Loss/ Gain Report. Midstream Co shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report, which shall set forth the volumes specified in Section 5.3 and in Exhibit A in sufficient detail that the Producer may verify that the allocation procedures in effect for the applicable Invoice Month were applied. If Midstream Co elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e) One Invoice. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents.

Section 9.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business

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Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) All invoices shall be paid in full (subject to clause (d) of this Section 9.2), but payment of any disputed amount shall not waive the payor’s right to dispute the invoice in accordance with this Section 9.2.

(c) Producer may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered under this Agreement or request an adjustment of any invoice for any arithmetic or computational error within 24 Months following the end of the Year of the date the invoice, or adjustment to an invoice, was rendered. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment.

(d) If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 9.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute, such dispute may be resolved in accordance with Section 16.7 of this Agreement.

(e) Upon resolution of the dispute, any required payment shall be made within 15 Days of such resolution, and, if such amount shall be paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 9.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after notice of such failure is provided to Producer or (b) Midstream Co has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Midstream Co, by written notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Midstream Co for Services to be provided under this Agreement in the following Month or (y) delivery to Midstream Co by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Midstream Co, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 9.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Midstream Co’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Midstream Co shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

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Section 9.4 Audit. Each Party or any Third Party representative of a Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the previous 24 Months following the end of the Year in which such notice of audit, statement, charge or computation was presented. No more than one audit (taking all Transaction Documents together) shall take place during any Year (except that, if either Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Section 9.5 Netting and Setoff. For invoicing purposes the Parties shall net all undisputed amounts due and owing, and/or past due, arising under the Transaction Documents to which Producer and Midstream Co are parties on the applicable Day such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. To the extent possible all fee adjustments set forth in Article 5 shall be accomplished by setoff or netting.

Article 10

Remedies

Section 10.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 9, such failure is not due to a good faith dispute by Producer in accordance with Section 9.2(d) and such failure is not remedied within 5 Business Days of written notice of such failure to Producer by Midstream Co, Midstream Co shall have the right, at its option, to (i) suspend performance (including withholding any payments that are owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 9.5) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this Agreement, and, acting in a commercially reasonable manner, sell any Gas delivered by Producer to the Receipt Points, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.

(b) Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 10.1(a) or Section 2.4(a)(i)) contained in this Agreement (which Agreement, for the avoidance of doubt, is limited to the applicable Agreement Addendum under which the default has arisen and which, for the purposes of this Section 10.1(b) shall be referred to as the “Applicable Agreement”) and

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such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend its performance with respect to such Party (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to setoff under Section 9.5) under the Applicable Agreement. In no event shall OpCo or Midstream Co have remedies arising under this Section 10 against each other.

(i) If Producer elects to suspend performance as the result of Midstream Co’s uncured default, then Producer’s Dedicated Production shall be deemed to be temporarily released from the terms of the Applicable Agreement during the period of such suspension of performance. Such temporary release shall terminate and the dedication reinstated as of the first Day of the Month following Producer’s written acknowledgment to Midstream Co that Midstream Co’s default has been cured (or such other date as the Parties agree in writing, including writing in the form of electronic mail).

(ii) If the default by Midstream Co remains uncured for twelve consecutive Months, then the Dedicated Production shall be permanently released from the terms of the Applicable Agreement.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 10.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Article 14. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 10.3 Enforcement by OpCo. OpCo. on behalf of itself and Midstream Co, shall have the right to enforce all rights of Midstream Co set forth in this Agreement.

Article 11

Force Majeure

Section 11.1 Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to

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the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, neither Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Article 12

Change in Law and Scope

Section 12.1 Changes in Applicable Law.

(a) If any new Laws are enacted after the Original Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may amend the applicable Individual Fee pursuant to Section 12.1(b), as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that Midstream Co may not amend the applicable Individual Fee pursuant to this Section 12.1 unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.

(b) Producer and Midstream Co shall use their commercially reasonable efforts to comply with new applicable Laws, and shall negotiate in good faith to mitigate the impact of any new applicable Laws and to determine the amount of the new Individual Fee. If Producer and Midstream Co are unable to agree on the amount of the new Individual Fee as necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement, such fee will be determined by binding arbitration in accordance with Section 16.7. Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 12.1.

Section 12.2 Unprofitable Operations and Rights of Termination.

(a) Existing Facilities. If, in the discretion of OpCo, (i) the gathering of Gas from any Well(s), Separator Facilities or Receipt Point(s), or (ii) the delivery of Gas to any Delivery Point(s), under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Midstream Co shall not be obligated to provide the applicable Services so

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long as such condition exists and OpCo shall not be obligated to cause Midstream Co or any other subsidiary to provide the Services so long as such condition exists. OpCo agrees that in its determination of uneconomical services, the same criteria shall be used for the Gas as for all other gas being gathered through the System. In the event that OpCo causes Midstream Co to cease providing Services with respect to the Tendered hydrocarbons, Producer may dispose of such hydrocarbons in its discretion. With respect to any Receipt Point or Delivery Point existing on the date that Services cease to be provided, OpCo at any time thereafter shall have the right to cause Midstream Co to resume providing Services, if refused for reason or reasons resulting from an act of Producer or lack of action on the part of Producer, conditioned upon OpCo giving Producer at least two (2) Months’ notice of its election so to do. To the extent specified in Section 4.6, Producer may be entitled to a release of the affected volumes from the dedication hereunder.

(b) Planned Facilities. If OpCo determines, in its discretion, that an expansion of the Individual System or the System to satisfy the needs of Producer, as described in Section 3.2 hereof, would be uneconomical and delivers notice to Producer of such determination, then OpCo shall not be obligated to cause Midstream Co to undertake such expansion and no subsidiary of OpCo shall be obligated to provide the applicable Services and the Planned Wells and Planned Separator Facilities (and the applicable Drilling Units) described in such notice shall be permanently released from the dedication hereunder. If OpCo determines, in its discretion, that an expansion of the Individual System or System, as applicable, to satisfy the needs of Producer, as described in Section 3.2 hereof, would temporarily be uneconomical either because Producer changed its drilling plans in a manner inconsistent with the then-current Development Plan or changed the timing of the planned drilling so as to adversely affect OpCo and its subsidiaries’ collective ability to provide Services to the Planned Wells and Planned Separator Facilities (and the applicable Drilling Units), Producer shall be permitted to obtain Services pertaining to such Planned Wells and Planned Separator Facilities from Third Party providers, as provided in Section 2.3(b), until such time as OpCo determines to cause a subsidiary to provide Services to the applicable Wells and Separator Facilities.

(c) Supporting Documentation. Prior to OpCo causing Midstream Co to curtail Services as described in clause (a) of this Section 12.2, OpCo shall (i) deliver to Producer written notice at least 60 Days in advance of any proposed curtailment under this Section 12.2 (provided that the first Day of any such curtailment under this Section 12.2 may only be on the first Day of a Month) and (ii) within 10 Days of delivering such written notice to Producer, OpCo shall submit documentation to Producer supporting its claim that all or some of the Services have become uneconomical. As soon as OpCo determines that an expansion of the Individual System will not be economic, pursuant to clause (b) of this Section 12.2, OpCo shall communicate the same to Producer; provided that if Midstream Co (or OpCo) delivers a System Plan that describes an expansion of the Individual System, then Midstream Co and OpCo shall be deemed to have waived (through the period of construction) its right to claim that such expansion is uneconomic pursuant to this Section 12.2. Nothing in this clause (c) shall give Producer a right to consent to a curtailment under this Section 12.2.

(d) Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, as specified in Section 3.1(f), nothing herein shall be construed to require Producer to drill any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.

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Article 13

Regulatory Status

Section 13.1 Non-Jurisdictional System. This Agreement is subject to all valid present and future Laws, regulations, rules, and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities used under this Agreement. It is the intent of the Parties that the rates and terms and conditions established by any Governmental Authority having jurisdiction shall not alter the rates or terms and conditions set forth in this Agreement, and the Parties agree to vigorously defend and support in good faith the enforceability of the rates and terms and conditions of this Agreement.

Section 13.2 Government Authority Modification. Notwithstanding the provisions of Section 13.1, if any Governmental Authority having jurisdiction modifies the rates or terms and conditions set forth in this Agreement, then (in addition to any other remedy available to Producer at Law or in equity) the Parties hereby agree to negotiate in good faith to enter into such amendments to this Agreement and/or a separate arrangement in order to give effect, to the greatest extent possible, to the rates and other terms and conditions set forth in this Agreement.

Article 14

Indemnification and Insurance

Section 14.1 Reciprocal Indemnity. Without in any way limiting the other indemnifications set forth in this Agreement, including Section 6.2 and Section 8.1.

(a) Producer Indemnification. Producer agrees to and shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.

(b) Midstream Co Indemnification. Midstream Co agrees to and shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.

(c) Regardless of Fault. As used in the preceding two subclauses, the phrase “REGARDLESS OF FAULT” shall mean, with respect to any Loss that is caused in whole or in part by the negligence (whether sole, joint, concurrent, comparative, contributory, active, passive, or otherwise), strict liability, or other fault, of any member of Midstream Co Group or the Producer Group, without regard to the cause or causes thereof and without limitation of such Loss and whether or not caused by a pre-existing condition.

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Section 14.2 Indemnification Regarding Third Parties. Each Party agrees that it shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, in proportion to the negligence or willful misconduct of said indemnifying Party.

Section 14.3 Actual Direct Damages. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT APPLY TO ANY DAMAGE, CLAIM, OR LOSS (A) RESULTING FROM THE DELIVERY BY PRODUCER OF GAS NOT MEETING THE SPECIFICATIONS SET FORTH HEREIN OR (B) ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER THIS ARTICLE 14.

Section 14.4 Penalties. Producer shall release, indemnify, defend and hold Midstream Co harmless from any scheduling penalties or Monthly balancing provisions imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Gas, including any penalties imposed pursuant to the Downstream Facility’s tariff, or which may be caused by (i) an operational flow order or similar order respecting operating conditions issued by a Downstream Facility, (ii) a predetermined allocation directive from (or agreement with) Producer or (iii) other pipeline allocation methods, or by unscheduled production, or by unauthorized production.

Section 14.5 Insurance. OpCo (on behalf of itself and Midstream Co) and Producer shall carry and maintain no less than the insurance coverage set forth in Exhibit E. OpCo hereby subrogates to Midstream Co its rights arising under the insurance policies required to be maintained pursuant to this Section 14.5.

Article 15

Assignment

Section 15.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior written consent of OpCo (in the case of an assignment by Producer) or Producer (in the case of an assignment by OpCo), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing,

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(i) Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties, insofar as this Agreement relates to such Dedicated Properties, without the consent of Midstream Co; provided that (A) such Person assumes the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement and (D) if such transfer or assignment is to a Person that is not an Affiliate of Producer, Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred;

(ii) Midstream Co may assign its rights and obligations under this Agreement to any Affiliate Entity insofar and only insofar as this Agreement relates to the Dedicated Properties for which such Affiliate Entity will be providing Services (such Dedicated Properties, the “Affiliate Entity Dedicated Properties”); provided that in lieu of assigning a portion of this Agreement (in the manner set forth in this subclause (ii)), Producer and Affiliate Entity may enter into a separate gathering agreement applicable to the Affiliate Entity Dedicated Properties that is substantially similar to this Agreement and, with respect to the Dedicated Properties covered by such separate gathering agreement (and only with respect to such Dedicated Properties), this Agreement shall terminate and cease to control; and

(iii) OpCo shall not permit any Midstream Co to transfer any part of the System, and Midstream Co may not transfer the applicable Individual System or any part of the applicable Individual System to a Person that is not an Affiliate Entity without the prior written consent of Producer. OpCo shall not transfer its rights or obligations under this Agreement to any Person that is not an Affiliate without the prior written consent of Producer.

(b) Notice; Binding Effect. Producer shall give Midstream Co notice of any assignment of this Agreement and/or Dedicated Properties within 30 Days after the date of execution of such permitted assignment. Midstream Co shall give Producer notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 15.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from dedication under this Agreement pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 15.

Section 15.2 Pre-Approved Assignments. Either Party shall have the right without the prior consent of the other to (a) mortgage, pledge, encumber or otherwise impress a lien or

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security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 15.3 Change of Control. Except as expressly provided in Section 15.1, nothing in this Article 15 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 15 shall prevent Midstream Co’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. It is agreed that each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement.

Article 16

Other Provisions

Section 16.1 Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto, consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. It is not the intention of the signatories of one Agreement Addendum to be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, as it is the intention of the Parties that the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 16.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, in each case, addressed (i) if to Producer, at the address for such Person shown in Exhibit C and (ii) if to Midstream Co or OpCo, then to OpCo and the applicable Midstream Co, at the address set forth on the applicable Agreement Addendum. Notices and communications with respect to nominations, interruptions, curtailments, operations or similar ordinary course or operational communications may be delivered by electronic mail (including with a PDF of the notice or other communication attached); provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail. For the avoidance of doubt, any communication relating to non-ordinary course matters, including notices regarding breach, exercises of remedies, rate redeterminations under Article 5, and other legal matters shall not be deemed delivered until actually received by the intended recipient or until the written confirmation of such electronic communication has been provided. Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic

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communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 16.2.

Section 16.3 Reserved.

Section 16.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.5 Entire Agreement; Conflicts. This Agreement (consisting of the Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations, or other agreements among the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 16.6 Amendment.

(a) This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 16.6) by the Parties and expressly identified as an amendment or modification. It is hereby understood and agreed that as additional Individual Systems are added to the System in satisfaction of the needs identified by Producer, within the Service Area, OpCo shall or shall cause its applicable subsidiaries to enter into amendments, with Producer, to the applicable Agreement Addendum to cover such additional aspects of the System and additional Persons may from time to time execute and deliver an Agreement Addendum thereby entering into one or more new Agreements covering such additional aspects of the System.

(b) Either Party may propose an amendment to the applicable Agreement Addendum by delivering such amendment to the other Party and such proposed amendment shall be deemed accepted by both Parties (without execution of the same) so long as (x) such proposed amendment is consistent with the System Plan and Development Report most recently delivered prior to delivery of the proposed amendment, (y) the Party receiving such proposed amendment does not object or offer revisions to the proposed amendment within 10 Business Days of receipt of such proposed amendment and (z) such amendment does not modify any Services Fee.

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(c) To the extent that, during any Year, an amendment to the applicable Agreement Addendum is effectuated through the process in clause (b) of this Section 16.6, the Parties shall acknowledge and ratify such amendment annually (in connection with the rate redetermination described in Section 5.2).

(d) If the conditions of clauses (x), (y) and (z) of clause (b) of this Section 16.6 are not satisfied, the proposed amendment shall only become effective after being executed by both Parties.

(e) In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.

Section 16.7 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance with the Rules. The arbitrator is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in Denver, Colorado, United States of America, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on the Parties. Awards shall be final and binding on the Parties from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

Section 16.8 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 16.9 Preparation of Agreement. Both Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 16.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an

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acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 16.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 16.12 Confidentiality. The Parties agree that this Agreement and all related data and information exchanged by them shall be maintained in strict and absolute confidence and no Party shall disclose, without the prior written consent of the other Parties, any part of this Agreement unless the release of such information is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates are traded. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by statute, rule or regulation; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to either Party or to any Person proposing to purchase the equity in any Party to this Agreement or the assets owned by any Party to this Agreement. Notwithstanding the foregoing, the restrictions in this Section 16.12 will not apply to information that (i) is in the possession of the Party receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. With respect to any Third Party that holds a working interest in any portion of the Dedicated Properties, Midstream Co, with the consent of Producer, may (x) share a copy of this Agreement to any such Person who requests a copy and (y) provide a gathering agreement, substantially in the form hereof, with such adjustments or modifications to accommodate a non-operating working interest owner as deemed necessary or appropriate by Midstream Co to any such Person who elects to take production in kind, rather than having Producer market such production. This provision of this Agreement will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(End of Agreement Terms and Conditions)

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EXHIBIT A

OPERATING TERMS AND CONDITIONS

1.1 Quality Specifications. Each Individual System will be operated as a field gathering system, and as such, Gas received from Producer at the Receipt Points shall conform to the following specifications at a base pressure of fourteen and seventy-three hundredths (14.73) Psia and at a base temperature of sixty degrees Fahrenheit (60°F); provided that the following may be varied or adjusted as described in Section 6.1 or by express language set forth in the applicable Agreement Addendum.

(a)	Such Gas shall be commercially free of all objectionable dust or other solid or liquid or gaseous matters which might interfere with its merchantability or cause injury to or interference with proper operations of any of the facilities constituting such Individual System or the System through which the Gas flows.

(b)	Such Gas shall not contain more than one-quarter (1/4) grain of hydrogen sulfide per one hundred (100) Cubic Feet.

(c)	Such Gas shall not contain more than five (5) grains of total sulfur per one hundred (100) Cubic Feet.

(d)	Such Gas shall not contain more than (1) grain mercaptans per one hundred (100) Cubic Feet.

(e)	Such Gas shall not contain more than two percent (2%) by volume of carbon dioxide or more than three percent (3%) by volume of gases.

(f)	Such Gas shall not contain more than two-tenths percent (0.2%) by volume of oxygen.

(g)	Such Gas shall contain a Gross Heating Value of not less than 1,200 Btu per Cubic Foot at the Receipt Point(s).

(h)	Such Gas shall be at temperatures above twenty degrees Fahrenheit (20ºF) but shall not exceed one hundred twenty degrees Fahrenheit (120ºF).

1.2 Gas Nominations and Scheduling.

(a) Gas shall be received only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is an offer by Producer to Midstream Co of a stated quantity of Gas for gathering from all of the Receipt Points in an Individual System to all of the Delivery Points in the Individual System. The terms of such nomination shall comply with the nominating procedures set forth in the following clause (b).

(b) Producer shall nominate according to the Downstream Facility’s requirements. Nominations may be electronically transmitted according to the Downstream Facility’s requirements. Should Producer desire to change the nomination during such Month,

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such change to the nomination shall be made in accordance with the nomination procedures of the Downstream Facility. Gas shall be delivered by Midstream Co in accordance with confirmation by the Downstream Facility of the nomination and/or changes to the nomination.

1.3 Nominations Gas Balancing.

(a) Deliveries. Volumes of Gas delivered by Producer and received by Midstream Co at the Receipt Points (taken in the aggregate for any Individual System) shall conform as closely as possible to the volumes nominated by Producer at the Receipt Points (taken in the aggregate for any Individual System) and shall be delivered by Producer to Midstream Co at hourly rates of flow that are, as nearly as practicable, uniform throughout the Day. Subject to Midstream Co’s operating conditions and contractual requirements, volumes delivered by Midstream Co to Producer or for Producer’s account at the Delivery Points (taken in the aggregate for any Individual System) shall conform as closely as possible to the volumes nominated by Producer for delivery by Midstream Co that Day at the Delivery Points (taken in the aggregate for any Individual System), less any deductions applicable to Producer for System L&U, System Fuel and Other System Fuel (and any other adjustments for Drip Condensate or Flash Gas) and any imbalance corrections, except that Midstream Co may conform such volumes to the volumes actually delivered by Producer at Midstream Co’s Receipt Points (taken in the aggregate for any Individual System) to the extent possible. Midstream Co may temporarily interrupt or curtail receipts and/or deliveries at any time, and from time to time in accordance with operating conditions on the applicable Individual System in order to balance receipt or deliveries on the applicable Individual System or to correct any current or anticipated imbalances.

(b) Producer and Midstream Co agree that:

(i) It is the intent of Producer and Midstream Co that Gas shall be received and redelivered under this Agreement at the same rates, as nearly as commercially practicable and subject to changes mandated by the Downstream Facility, and Producer shall not in any manner use the System for storage or peaking purposes.

(ii) Gas delivered to Midstream Co under this Agreement during any Day shall be delivered at as nearly a constant rate as operating conditions and relevant Downstream Facilities will permit.

(iii) In the event interruption or curtailment of service is required, Midstream Co’s dispatcher (who is the Person identified under the heading “For Marketing” on Exhibit C hereto, unless Midstream Co designates a different person in writing to Producer) will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of an interruption or curtailment as soon as practicable or in any event within twenty-four hours of the occurrence of such event.

(iv) Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System or any Individual System.

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(c) Monthly Settlement of Imbalances and Delivery of Related Data. On a Monthly basis, Midstream Co shall settle all imbalances with Producer and each other shipper or producer on each Individual System. The Monthly Loss/ Gain Report shall reflect, with respect to each producer and shipper on the System (including Producer), each of the following, broken out by Individual System: (i) the total volumes received, delivered, and retained; (ii) the total imbalance for such Month; and (iii) any other information deemed necessary and appropriate by Midstream Co, all on an Individual System basis.

(d) Cooperation Regarding Imbalances. Each Month, Midstream Co and Producer shall cooperate and use all reasonable efforts to reduce any imbalance, with respect to an Individual System. At any time such an imbalance exists, Midstream Co shall advise Producer to deliver volumes of Gas in addition to its nominated volumes to address an imbalance in favor of Producer, or to deliver volumes of Gas that are less than its nominated volumes to address an imbalance in favor of Midstream Co. Midstream Co may also require Producer to make appropriate adjustments to its nominations and deliveries to correspond to adjustments that Midstream Co is required to make by Downstream Facilities. Midstream Co shall also have the right (acting in its reasonable discretion) to adjust nominations or take other actions, including suspending receipts and deliveries of Gas by Midstream Co, with respect to any Individual System necessary to correct an existing imbalance or mitigate an anticipated imbalance.

(e) Penalties Regarding Imbalances. As between the Parties, Producer shall be responsible for and shall bear any penalties imposed or assessed by Downstream Facilities for imbalances in receipts and/or deliveries with respect to Producer’s Gas (except to the extent an imbalance in receipts and/or deliveries is caused by Midstream Co’s use of Other System Fuel). If Midstream Co incurs any costs and/or penalties from a Downstream Facility as a result of Producer’s over-deliveries or under-deliveries (except to the extent an imbalance in receipts and/or deliveries is caused by Midstream Co’s use of Other System Fuel), Producer shall also be responsible for and shall reimburse Midstream Co for such costs and/or penalties and indemnify and hold Midstream Co harmless and free from all such payments, charges, and/or penalties.

(f) Cash Out of Imbalances. If an imbalance occurs during any Invoice Month, (i) the Monthly Loss/ Gain Report that reflects such Invoice Month shall reflect such imbalance and (ii) the Parties shall cash out such imbalance using a cash out price established by the average of the 30 days immediately preceding the last day of the applicable Invoice Month of the price point “Colorado Interstate Gas Company, Rockies” as published in Platt’s Gas Daily and shown in the table “Daily Price Survey” (for purposes of this paragraph only, the “Index”). Should such Index cease to be published, then the Parties will mutually agree on a similar Index or publication for such price for the relevant geographic area where the imbalance occurred. The cash out (either positive or negative) shall appear as an adjustment to an invoice delivered by Midstream Co within 30 days of the Monthly Loss/ Gain Report that described the applicable imbalance.

1.4 Measurement Devices.

(a) Midstream Co shall construct, install, own and operate (or cause to be installed, owned, and operated) the Measurement Devices located at the Receipt Points. The Measurement Devices installed by Midstream Co shall be, subject to Producer’s approval of such location, on the Receipt Point.

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(b) Midstream Co shall, at its discretion, install, own and operate (or cause to be installed, owned, and operated) the Measurement Devices located at or upstream of the Delivery Points.

(c) Measurement Devices will be constructed, installed and operated in accordance with applicable industry standards and governmental regulations and as set forth in the current System Plan.

(d) Midstream Co may, but shall not be obligated to, replace or make any alterations to the Measurement Devices that it owns necessary to comply with any applicable Laws.

(e) Producer shall have the right, at its sole expense, to install, own and operate Measurement Devices located at the Receipt Points. Producer Meters shall be installed so as not to interfere with Midstream Co’s Measurement Devices and Producer shall take steps that are reasonable and customary in the industry to mitigate or prevent any Gas pulsation problems or Gas quality problems (such as sand or water) that may interfere with Midstream Co’s Measurement Devices at the Receipt Points.

(f) Midstream Co may elect to use a Producer Meter as the Measurement Device for a Receipt Point in lieu of constructing, installing, owning and operating a Measurement Device located at such Receipt Point by providing written notice to Producer (including by detailing such election in the applicable System Plan). If Midstream Co elects to use such Producer Meter as the Measurement Device for a Receipt Point, Producer shall provide Midstream Co reasonable access to such Producer Meter, including prior advance written notice of, and the ability to witness, the calibration of such Producer Meter.

(g) Measurement Devices under the control of Producer or Midstream Co will be constructed, installed and operated in accordance with the following depending on the type of meters used:

(i) Orifice Meters – in accordance with AGA Report No. 3, API 14.3 part 2, GPA 8185, part 2, Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Fourth Edition, April 2000, and any subsequent amendments, revisions or modifications thereof.

(ii) Electronic Transducers and Flow Computers (solar and otherwise) – in accordance with the applicable American Gas Association and API MPMS 21.1 standards, including American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modifications thereof.

(iii) Ultrasonic Meters – in accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998, and any subsequent amendments, revisions or modifications thereof.

Exhibit A – Page 4

Amended and Restated

Gas Gathering Agreement

(h) Midstream Co may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of the American Gas Association Reports cited above. With respect to Producer Meters that Midstream Co has elected to use, Producer may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of the American Gas Association Reports cited above.

(i) The accuracy of all Measurement Devices listed as Receipt Points or Delivery Points in the applicable Agreement Addendum, and of all Measurement Devices that serve as “check meters” for any such Receipt Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (for purposes of this paragraph, the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (for purposes of this paragraph, the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary requests a special test as described below. Notwithstanding the foregoing, however, when Daily deliveries of Gas at any Receipt Point or Delivery Point average 1,000 Mcf per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Receipt Point or Delivery Point will be verified quarterly. If, upon any test, any Measurement Device is found to be inaccurate by 2% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Gas under this Agreement; provided that, if such Measurement Device is adjusted to record accurately (within the manufacturer’s allowance for error), then the previous readings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If, upon any test, any Measurement Device is found to be inaccurate by more than 2% of a recording corresponding to the average hourly flow rate for the period since the last test, such Measurement Device will immediately be adjusted to record accurately (within the manufacturer’s allowance for error) and any previous recordings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If such period is not known or agreed upon, such correction will be made for a period covering one-half ( 1⁄2) of the time elapsed since the date of the most recent test. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance notice will be given to the Owner, and both Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2% or less, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

(j) As requested by Producer the Measurement Devices owned by Midstream Co shall include a sufficient number of data ports, and Midstream Co shall permit Producer to connect to such data ports, as shall be required to provide to Producer on a real-time basis all measurement data generated by such measurement equipment. Producer shall be responsible at its own cost for obtaining equipment and/or services to connect to such data ports and receive and process such data.

Exhibit A – Page 5

Amended and Restated

Gas Gathering Agreement

(k) The charts and records by which measurements are determined shall be available for the use of both Parties in fulfilling the terms and conditions thereof. Each Party shall, upon request of the other, mail, email or deliver for checking and calculation all measurement data, including but not limited to flowing parameters, characteristics, constants, configurations and events in its possession and used in the measurement of Gas delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.

(l) Each Party shall preserve or cause to be preserved for mutual use all test data, charts or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months. Each Party shall comply with Noble Document Retention Policy FIN027.

1.5 Measurement Procedures. The measurements of the quantity and quality of all Gas delivered at the Receipt Points and Delivery Points will be conducted in accordance with the following:

(a) The unit of volume for measurement will be one Standard Cubic Foot. Such measured volumes, converted to Mcf, will be multiplied by their Gross Heating Value per Mcf.

(b) The temperature of the Gas will be determined by a recording thermometer installed so that it may record the temperature of the Gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

(c) The specific gravity of the Gas will be determined by a recording gravitometer or chromatographic device installed and located at a suitable point determined by Producer to record representative specific gravity of the Gas being metered or, at Producer’s or its designee’s option, by continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while Gas is being delivered will be the specific gravity of the Gas sampled for the recording period. The gravity to the nearest one-thousandth (0.001) will be determined once per Month from a Gas analysis. The result will be applied during such Month for the determination of Gas volumes delivered. All analyses shall be determined by a mutually agreed upon third party laboratory using GPA 2145, Table of Physical Constants, and GPA 2172, Calculation of Gross Heating Value.

(d) Adjustments to measured Gas volumes for the effects of supercompressibility will be made in accordance with accepted American Gas Association standards. Midstream Co or its designee will obtain appropriate carbon dioxide and nitrogen mole fraction values for the Gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Midstream Co’s or its designee’s option, equations for the calculation of supercompressibility will be taken from American Gas

Exhibit A – Page 6

Amended and Restated

Gas Gathering Agreement

Association Report No. 8 Detail, dated December 1985, or API 14.2; Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision and as amended from time to time.

(e) For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Points and Delivery Points will be assumed to be the pressure value determined by Midstream Co for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time and shall be consistent throughout the Individual System.

(f) The Gross Heating Value of the Gas delivered at the Receipt Points and Delivery Points will be determined at least quarterly by means of GPA 2172; provided, however, that when Daily deliveries of Gas at any Receipt Point or Delivery Point average 1,000 Mcf per Day or greater during any Month, the Gross Heating Value of the Gas delivered at such Receipt Point or Delivery Point will be determined Monthly by a chromatographic analysis of a flow proportional sample taken at a suitable point on the facilities to be representative of the Gas being metered. To the extent possible, the calibration conducted pursuant to clause (e) of this Section 1.5 of Exhibit A, clause (e) of Section 1.4 of this Exhibit A and the testing conducted pursuant to this clause (f) of this Section 1.5 of Exhibit A shall be conducted concurrently or at least with the same test frequency.

(g) Other tests to determine water content, sulfur and other impurities in the Gas will be conducted whenever requested by either Party and will be conducted in accordance with standard industry testing procedures. The Party requested to perform such tests will bear the cost of such tests only if the Gas tested is determined not to be within the quality specification set forth herein or, if applicable, in the applicable Agreement Addendum. If the Gas is within such quality specification, the requesting Party will bear the cost of such tests.

(h) If, during the Term of this Agreement, a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, such new method or technique may be substituted for the method set forth in this Agreement if the new method or technique is in accordance with accepted standards of the American Gas Association, American Petroleum Institute and Gas Processor’s Association.

1.6 Gas Meter Adjustments. If a meter is out of service or registering inaccurately, the quantities of Gas received or delivered during such period shall be determined as follows:

(a) By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,

(b) By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,

(c) By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this subparagraph (b), then,

Exhibit A – Page 7

Amended and Restated

Gas Gathering Agreement

(d) By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.

1.7 (Reserved).

1.8 Allocations.

(a) Allocations required for determining payments or fees due under this Agreement or the amounts shown on the Monthly Loss/ Gain Report shall be made by Midstream Co in a commercially reasonable manner. Midstream Co shall provide an allocation methodology to Producer for its review and approval through the process outlined in Section 3.1(c) with respect to the System Plan. The factors that Midstream Co may use in making such allocations include but are not limited to throughput volumes, total consumption of System Fuel, total consumption of Other System Fuel, System L&U, the Thermal Content of Drip Condensate, the Thermal Content of Flash Gas, the relative effort required to move the applicable product through the facilities of Midstream Co and other factors determined in good faith by Midstream Co. Profit shall not be a component in the allocation of Drip Condensate, Flash Gas, System L&U, System Fuel or Other System Fuel. The allocations shall be based upon the measurements taken and quantities determined for the applicable Month.

(b) Midstream Co will allocate, in a manner that is commercially reasonable and determined by Midstream Co in good faith, to a particular Receipt Point, the Drip Condensate collected from a Facility Segment.

(End of Exhibit A)

Exhibit A – Page 8

Amended and Restated

Gas Gathering Agreement

EXHIBIT B

SERVICE AREA

Weld County, Colorado, except for the following areas:

Township	Range	Section(s)
T8N	R59W	ALL
T8N	R60W	ALL
T8N	R61W	ALL
T8N	R62W	ALL
T9N	R58W	ALL
T9N	R59W	ALL
T9N	R60W	ALL
T9N	R61W	ALL
10N	58W	19-36 (also known as S/2)
8N	58W	1-18 (also known as N/2)

Exhibit B – Page 1

Amended and Restated

Gas Gathering Agreement

EXHIBIT C

PRODUCER’S ADDRESSES FOR NOTICE PURPOSES

NOTICES & CORRESPONDENCE	PAYMENTS BY ELECTRONIC FUNDS TRANSFER

Noble Energy, Inc.

On behalf of itself and each other Producer

1625 Broadway, Ste 2200

Denver, CO 80202

Attention:    Director of USO Finance,

Gerald Free

Telephone: (303) 228-4174

Email: Gerald.Free@nblenergy.com

ABA/Routing Number: 021000021 Account Number: 08805135066 Account Name: Noble Energy, Inc. Financial Institution: JP Morgan Bank Swift: CHASUS33

INVOICES

1001 Noble Energy Way Houston, TX 77070 Attention: Director of Revenue Accounting John Nedelka Telephone: (281) 872-3120 Email: John.Nedelka@nblenergy.com

FOR MARKETING

Attention: Gas Marketing Department Diane Banning Noble Energy, Inc. 1625 Broadway, Ste 2200 Denver, CO 80202

FOR OPERATIONS

Attention: Vice President – Noble Energy in the DJ Business Unit Mark Patteson Noble Energy, Inc. 1625 Broadway, Ste 2200 Denver, CO 80202

(End of Exhibit C)

Exhibit C – Page 1

Amended and Restated

Gas Gathering Agreement

EXHIBIT D

MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION

THIS MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION (this “Memorandum”) is entered into by and between Noble Energy, Inc., a Delaware corporation (“Producer”), and (INSERT APPROPRIATE MIDSTREAM CO), a Delaware (INSERT ENTITY TYPE) (“Midstream Co”). Producer and Midstream Co are individually referred to in this Memorandum as a “Party” and collectively as “Parties.”

WHEREAS, the Parties hereto have entered into that certain Amended and Restated Gas Gathering Agreement, consisting of the Agreement Terms and Conditions together with the Agreement Addendum, collectively dated effective as of                     ,      (the “Agreement”);

WHEREAS, Midstream Co owns and operates the Individual System for gathering and redelivering Gas produced within certain counties in Colorado;

WHEREAS, Producer has dedicated certain Gas attributable to its right, title and interests in certain leases and/or wells located within a designated area to the Individual System to be constructed by Midstream Co; and

WHEREAS, the Parties have executed this Memorandum for the purpose of imparting notice to all persons of Producer’s dedication and commitment of its interests in oil and gas leases and/or oil and gas interests and Producer’s production from or attributable to such interests to the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. The Agreement is incorporated in its entirety in this Memorandum by reference, and all capitalized terms used but not defined in this Memorandum and defined in the Agreement shall have the meaning ascribed to them in the Agreement.

2. The Parties have entered into the Agreement to provide for, among other things, the commitment and dedication by Producer of its Dedicated Properties (subject to any conflicting dedications) for the purposes set forth in the Agreement. The Dedicated Properties are Producer’s interests in the oil and/or gas leases, mineral interests and other similar interests owned by Producer in the Dedication Area as of the date hereof and hereafter acquired within the Dedication Area, including those certain oil and/or gas leases, mineral interests and other similar interests described on Exhibit A, that are owned by Producer. The Dedication Area is more particularly described in Exhibit B.

3. The dedication and commitment made by Producer under the Agreement is a covenant running with the land subject to the terms of the Agreement. Any transfer by Producer of any of Producer’s interests in the Dedicated Properties shall comply with Article 15 of the Agreement, which, among other matters, requires that, except in certain circumstances, the transfer be expressly made subject to the Agreement. The Producer and Midstream Co are not under any obligation to record an updated version of this Memorandum in the event of any transfer of Dedicated Properties or rights under the Agreement that is permitted by the terms of the Agreement.

Exhibit D – Page 1

Amended and Restated

Gas Gathering Agreement

4. Should any person or firm desire additional information, said person or firm should contact:

(INSERT APPROPRIATE MIDSTREAM CO)

c/o Noble Energy, Inc.

1625 Broadway, Ste 2200

Denver, CO 80202

Attention:    Finance Manager

   Charles Varnell

Telephone: (303) 228-4466

Email: Charles.Varnell@nblenergy.com

and, subject to an appropriate confidentiality agreement, any person may receive a copy of the Agreement upon written request to such person at such address.

5. Upon termination of the Agreement, Producer and Midstream Co shall file of record a release and termination of the Agreement and this Memorandum.

6. This Memorandum shall be binding upon and shall inure to the benefit of the Parties hereto, and to their respective heirs, devisees, legal representatives, successors and permitted assigns.

(Signature page follows)

Exhibit D – Page 2

Amended and Restated

Gas Gathering Agreement

IN WITNESS WHEREOF, this Memorandum shall be effective as of the date first stated above.

“Producer”

NOBLE ENERGY, INC.

By:
Name:
Title:

State of

County of

The foregoing instrument was acknowledged before me this                      (date) by                                          (name of officer or agent, title of officer or agent) of Noble Energy, Inc., a Delaware corporation, on behalf of the corporation.

Notary Public

Print Name:

My commission expires:

Exhibit D – Page 3

Amended and Restated

Gas Gathering Agreement

“Midstream Co”

(INSERT NAME OF MIDSTREAM CO)

By:
Name:
Title:

State of

County of

The foregoing instrument was acknowledged before me this                      (date) by                                          (name of officer or agent, title of officer or agent) of (INSERT NAME OF MIDSTREAM CO), a Delaware (INSERT ENTITY TYPE), on behalf of the (INSERT ENTITY TYPE).

Notary Public

Print Name:

My commission expires:

Exhibit D – Page 4

Amended and Restated

Gas Gathering Agreement

EXHIBIT E

INSURANCE

Each of OpCo and Producer shall purchase and maintain (or cause to be purchased and maintained) in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poors or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A.	Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the state in which the work is to be performed, and endorsed specifically to include the following:

1.	Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B.	Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury and/or Property Damage Combined Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

C.	If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

$1,000,000 Bodily Injury and/or Property Damage Combined Single Limit, for each occurrence.

Exhibit E – Page 1

Amended and Restated

Gas Gathering Agreement

Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

D.	If applicable, Aircraft Liability Insurance. In any operation requiring the use or charter of aircraft and/or helicopters by Midstream Co or Producer, combined single limit insurance shall be carried or cause to be carried for public liability, passenger liability and property damage liability in an amount of not less than $8,000,000 per seat subject to a minimum of $20,000,000; this insurance shall cover all owned and non-owned aircraft, including helicopters, used by Midstream Co in connection with the performance of the work set forth in this Agreement.

E.	Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability - $10,000,000 Occurrence/Aggregate for Bodily Injury and Property Damage in excess of the coverage outlined in Paragraphs A, B, C and D.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by Producer or OpCo shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit E if such Party is Controlled by Noble Energy, Inc. and, otherwise, if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit E)

Exhibit E – Page 2

Amended and Restated

Gas Gathering Agreement

EXHIBIT F

(Reserved)

Exhibit F – Page 1

Amended and Restated

Gas Gathering Agreement

EXHIBIT G

DOWNTIME FEE REDUCTION

Individual System Downtime Percentage (per calendar quarter)	Percentage Reduction of Individual Fee with respect to such Individual System
Greater than 6% and up to and including 8%	5%
Greater than 8% and up to and including 10%	10%
Greater than 10% and up to and including 12%	15%
Greater than 12%	20%

Exhibit G – Page 1

Amended and Restated

Gas Gathering Agreement

EXHIBIT H

OPERATING PRESSURE FEE REDUCTION

Pressure Overage Percentage, based on pressures at an Individual System	Percentage Reduction of Individual Fee with respect to such Individual System
Less than 15%	None
Greater than 15% and up to and including 25%	15%
Greater than 25% and up to and including 35%	20%
Greater than 35%	25%